Exhibit 97.1
VERITEX COMMUNITY BANK COMPENSATION RECOVERY POLICY

OVERVIEW

This Compensation Recovery Policy (this “Policy”) of Veritex Holdings, Inc. (the “Company”) is effective on and after March 17, 2023 (the “Effective Date”) and was adopted in compliance with Rule 5608 of The Nasdaq Stock Market LLC Rules. Certain terms shall have the meanings set forth in “Section 3. Definitions” below.

SECTION 1. RECOVERY REQUIREMENT

Subject to Section 4 of this Policy, in the event the Company is required to prepare an Accounting Restatement, then the Board of Directors (the “Board”) and the Compensation Committee (the “Committee”) of the Board hereby direct the Company, to the fullest extent permitted by Applicable Law, to recover from each Executive Officer (i) the amount received by an Executive Officer, if any, of Erroneously Awarded Compensation, with such recovery occurring reasonably promptly after the Restatement Date relating to such Restatement and (ii) the amount of any Incentive-Based Compensation required to be repaid by an Executive Officer in accordance with any other Applicable Law, including, without limitation, any federal or state banking law. Any recovery pursuant to this Policy shall be made on a “no fault” basis, without regard to whether the Executive Officer engaged in any misconduct or whether the Executive Officer had any personal responsibility for, or involvement in, preparation of the financial statements relating to the Accounting Restatement.

The Board or the Committee may effect recovery in any manner consistent with Applicable Law including, but not limited to, (a) seeking reimbursement of all or part of Erroneously Awarded Compensation previously paid to an Executive Officer and to the extent that the Executive Officer does not reimburse such Erroneously Awarded Compensation, suing and enforcing recovery against the Executive Officer for repayment of the Erroneously Awarded Compensation, (b) cancelling prior grants of Incentive-Based Compensation, whether vested or unvested, restricted or deferred, or paid or unpaid, and the forfeiture of previously vested equity awards, (c) cancelling or setting-off against planned future grants of Incentive-Based Compensation, (d) deducting all or any portion of such Erroneously Awarded Compensation from any other remuneration payable by the Company to such Executive Officer, and (e) any other method authorized by Applicable Law or contract.

Recovery of Erroneously Awarded Compensation may include the cancellation of unvested, restricted, or deferred equity awards previously granted to an Executive Officer and the required forfeiture of previously vested equity awards to the extent they constitute Erroneously Awarded Compensation subject to recovery under this Policy. The Company’s right to recovery pursuant to this Policy is not dependent on if or when the Accounting Restatement is filed with the Securities and Exchange Commission.

Without by implication limiting the foregoing, following a restatement of the Company’s financial statements, the Company also shall be entitled to recover any compensation received by the Chief Executive Officer and Chief Financial Officer that is required to be recovered by Section 304 of the Sarbanes-Oxley Act of 2002.

SECTION 2. INCENTIVE-BASED COMPENSATION SUBJECT TO THIS POLICY

This Policy applies to all Incentive-Based Compensation received by each Executive Officer:

(i) if such Incentive-Based Compensation was received on and after the date such person became an Executive Officer of the Company;

(ii) if such Executive Officer served as an Executive Officer at any time during the performance period for that Incentive-Based Compensation;

(iii) while the Company has a class of securities listed on a national securities exchange or a national securities association; and

Exhibit 97.1
(iv) during the three completed fiscal years immediately preceding the date that the Company is required to prepare an Accounting Restatement (including any transition period that results from a change in the Company’s fiscal year that is within or immediately following those three completed fiscal years; provided that a transition period of nine to 12 months is deemed to be a completed fiscal year); provided, further that notwithstanding clause (iv), this Policy applies only to Incentive-Based Compensation received by an Executive Officer on or after the Effective Date.

This Policy shall also apply to any bonus, incentive or equity compensation paid or granted to any employee, independent contractor or outside director of the Company who is not an Executive Officer to the extent that the applicable plan document or award agreement relating to such bonus, incentive or equity compensation provides that this Policy will apply (in which case, all references to Executive Officer in this Policy shall include such employee, independent contractor or outside director). This Policy shall apply and govern Incentive-Based Compensation received by any Executive Officer, notwithstanding any contrary or supplemental term or condition in any document, plan or agreement including without limitation any employment contract, indemnification agreement, equity agreement, or equity plan document.

SECTION 3. DEFINITIONS

For purposes of this Policy,

•“Accounting Restatement” means an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error (i) in previously issued financial statements that is material to the previously issued financial statements (commonly referred to as a “Big R” restatement) or (ii) that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (commonly referred to as a “little r” restatement).

•“Applicable Law” means all legal requirements relating to the payment of compensation to any employee, outside director or independent contractor under applicable corporate laws, applicable securities laws, the rules of any exchange or inter-dealer quotation system upon which the Company’s securities are listed or quoted, any federal or state banking laws, and any other applicable law, rule or restriction.

•“Erroneously Awarded Compensation” means the amount of Incentive-Based Compensation received that exceeds the amount of Incentive-Based Compensation that otherwise would have been received by the Executive Officer had it been determined based on the restated amounts (computed without regard to any taxes paid). For Incentive-Based Compensation based on stock price or total shareholder return (“TSR”), where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in the Accounting Restatement the Company shall: (i) base the calculation of the amount on a reasonable estimate of the effect of the Accounting Restatement on the stock price or TSR upon which the Incentive-Based Compensation was received; and (ii) retain documentation of the determination of that reasonable estimate and provide such documentation to The Nasdaq Stock Market LLC or, if a class of securities of the Company are no longer listed on The Nasdaq Stock Market LLC, such other national securities exchange or national securities association on which a class of the Company’s securities are then listed for trading (“Nasdaq”).

•“Executive Officer” means the Company’s Chief Executive Officer and President, Chief Financial Officer, Chief Credit Officer, Chief Operating Officer, Chief Banking Officer, Chief Risk Officer, Chief HR/Talent Officer, General Counsel, Dallas Ft. Worth President, Houston President, Operations, Technology & Service Delivery Managing Director, Executive Credit Administration Manager and any president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president of the Company in charge of a principal business unit, division, or function (such as sales, administration or finance), or any other person who performs similar significant a policy-making function for the Company (including executive officers of a parent or subsidiary), including any

Exhibit 97.1
executive officers identified pursuant to Item 401(b) of Regulation S-K, as determined by the Committee or the Board.

• “Financial Reporting Measures” means measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures. Stock price and TSR are also Financial Reporting Measures. A Financial Reporting Measure need not be presented within the Company’s financial statements or included in any of the Company’s filings with the Securities and Exchange Commission.

•“Incentive-Based Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure (including, without limitation, any cash bonuses, restricted stock awards or restricted stock unit awards that vest based on achievement of a Financial Reporting Measure). Equity awards that vest exclusively upon completion of a specified employment period, without any performance condition, and bonus awards that are discretionary or based on subjective goals or goals unrelated to Financial Reporting Measures, do not constitute Incentive-Based Compensation.

•“received”: An Executive Officer shall be deemed to have “received” Incentive-Based Compensation in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that fiscal period.

•“Restatement Date” means the earlier to occur of (i) the date the Board or the Committee (or an officer or officers of the Company authorized to take such action if Board action is not required)concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement and (ii) the date a court, regulator, or other legally authorized body directs the Company to prepare an Accounting Restatement.

SECTION 4. EXCEPTIONS TO RECOVERY

Notwithstanding the foregoing, the Company is not required to recover Erroneously Awarded Compensation if the Committee has made a determination that recovery would be impracticable and that:

(i) after the Company has made a reasonable attempt to recover such Erroneously Awarded Compensation (which has been documented and such documentation has been provided to Nasdaq), the direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered;

(ii) recovery would violate one or more laws of the Company’s home country that were adopted prior to November 28, 2022 (which determination shall be made after obtaining an opinion of home country counsel, acceptable to Nasdaq, that recovery would result in a such a violation, and after providing such opinion to Nasdaq); or

(iii) recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

SECTION 5. RIGHT TO ADJUST UNVESTED INCENTIVE-BASED COMPENSATION

If the Board or the Committee, in its sole discretion, determines that the performance metrics of outstanding but unvested Incentive-Based Compensation were established using Financial Reporting Measures that were impacted by the Accounting Restatement, the Board or the Committee, in its sole discretion, may adjust such Financial Reporting Measures or modify such Incentive-Based Compensation, in such manner as the Board or the Committee determines, in its sole discretion, is appropriate.

Exhibit 97.1
SECTION 6. ADDITIONAL ACTIONS IN CASE OF MISCONDUCT/EXCESSIVE RISK TAKING/VIOLATION OF COMPANY POLICIES

If the Board or the Committee learns of any of the following actions or inactions by an Executive Officer or other employee, outside director or independent contractor of the Company or any of its subsidiaries, then the Board and the Committee shall take, and directs the Company to take, all such actions as they deem reasonably necessary to remedy the action or inaction, prevent its recurrence and, if appropriate, based on all relevant facts and circumstances, take remedial action against the wrongdoer:

(i) any misconduct by an Executive Officer or other employee, outside director, or independent contractor that contributed to the Company’s having to restate its financial statements;

(ii) any conduct or other behavior by an Executive Officer, employee, outside director, or independent contractor in the performance of his or her duties for the Company or its subsidiaries that the Board or the Committee, in its sole discretion, has determined would constitute excessive-risk taking or that would expose the Company to inappropriate risks could lead to material financial loss (regardless of whether such material financial loss has yet occurred); or

(iii) any failure by an Executive Officer, employee, outside director, or independent contractor to comply with the Company’s policies, procedures, and/or regulations (including, without limitation, the Company’s Code of Business Conduct and Ethics) in such a manner that the Board or the Committee determines, in its sole discretion, that could lead to financial or reputational damage to the Company (regardless of whether such reputational damage has yet occurred).

In determining whether remedial action is appropriate, the Board or Committee shall take into account such factors as it deems relevant, including whether the misconduct, action, or failure to comply reflected negligence, excessive risk taking, recklessness or intentional wrongdoing. Remedial action may include dismissal and initiating legal action against the officer, termination of employment, and/or forfeiture of existing awards or clawback prior amounts paid or shares vested.

In determining what action to take or to require the Company to take, the Board and the Committee may consider, among other things, penalties or punishments imposed by third parties, such as law enforcement agencies, regulators or other authorities, the impact upon the Company in any related proceeding or investigation of taking remedial action against an officer, and the cost and likely outcome of taking remedial action. The Board’s and the Committee’s power to determine the appropriate remedial action is in addition to, and not in replacement of, remedies imposed by such authorities.

SECTION 7. NO RIGHT TO INDEMNIFICATION OR INSURANCE

The Company shall not indemnify any Executive Officer against the loss of Erroneously Awarded Compensation. In addition, the Company shall not pay, or reimburse any Executive Officer for, any premiums for a third-party insurance policy purchased by the Executive Officer or any other party that would fund any of the Executive Officer’s potential recovery obligations under this Policy.

SECTION 8. AWARD AGREEMENTS AND PLAN DOCUMENTS

The Board further directs the Company to include clawback language in each of the Company’s incentive compensation plans such that each individual who receives Incentive-Based Compensation under those plans understands and agrees that all or any portion of such Incentive-Based Compensation may be subject to recovery by the Company, and such individual may be required to repay all or any portion of such Incentive-Based Compensation, if (i) recovery of such Incentive-Based Compensation is required by this Policy, (ii) such Incentive-Based Compensation is determined to be based on materially inaccurate financial and/or performance information (which includes, but is not limited to, statements of earnings,revenues or gains); or (iii) repayment of such Incentive-Based Compensation is required by Applicable Law.

Exhibit 97.1

SECTION 9. INTERPRETATION AND AMENDMENT OF THIS POLICY

The Committee (or if applicable, the Board), in its discretion, shall have the sole authority to interpret and make any determinations regarding this Policy. Any interpretation, determination, or other action made or taken by the Committee (or, if applicable, the Board) shall be final, binding, and conclusive on all interested parties. The determination of the Committee (or, if applicable, the Board) need not be uniform with respect to one or more officers. This Policy may be amended from time to time in the discretion of the Committee (or, if applicable, the Board).

SECTION 10. FILING REQUIREMENT

The Company shall file this Policy as an exhibit to its Annual Report on Form 10-K.